UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2008 (September 11, 2008)

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (717) 236-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2008, the Board of Trustees of Hersha Hospitality Trust (the "Company") elected Thomas J. Hutchison III as a Class I trustee of the Company. Mr. Hutchison will serve on the Audit Committee, Compensation Committee and Acquisition Committee of the Board of Trustees.  The Board of Trustees has determined that Mr. Hutchison is an independent trustee.

From May 2003 to April 2007, Mr. Hutchison, age 67, was the Chief Executive Officer of CNL Hotels & Resorts, Inc. (“CNL”), a real estate investment trust that owned hotels and resort properties.  During that same time period, Mr. Hutchison held various other executive officer positions with companies affiliated with CNL, including but not limited to President and Chief Executive Officer of CNL Hotel Investors, Inc. and Chief Executive Officer of CNL Income Properties, Inc.  Since April 2007, Mr. Hutchison has served as a consultant with Hutchison Advisors, Inc., a real estate services company. Mr. Hutchison is currently a director for ING DIRECT USA, KSL Capital Partners LLC, ClubCorp, Inc., U.S. Chamber of Commerce, Vision360, and The Trinity Forum.  He is also a member of The Real Estate Roundtable, the Industry Real Estate Financing Advisory Council (IREFAC), Leadership Council for Communities in Schools, Advisory Council of the Erickson School of Aging Studies and serves on the Advisory Editorial Board of GlobalHotelNetwork.com. Additionally, he serves as a Senior Advisor to various service industry public companies.  Mr. Hutchison attended Purdue University and the University of Maryland Business School.

Mr. Hutchison will participate in the same compensation program as each of the Company’s non-employee Trustees as described in the Company’s Proxy Statement filed with Securities and Exchange Commission on April 18, 2008.  Mr. Hutchison may elect to receive the compensation he is entitled to receive for his board service in the form of cash and/or Class A Common Shares of Beneficial Interest of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: September 17, 2008	By: /s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer